Exhibit 21.1

SIGNIFICANT  SUBSIDIARIES OF TOPBUILD CORP.

Name	Jurisdiction of Organization
American National Services, Inc.	California
Builder Services Group, Inc.	Florida
Coast Insulation Contractors, Inc.	California
InsulPro Projects, Inc.	Washington
Sacramento Insulation Contractors	California
Service Partners, LLC	Virginia
Superior Contracting Corporation	Delaware
TopBuild Home Services, Inc.	Delaware
TopBuild Procurement, Inc.	Delaware
TopBuild Services Group Corp.	Delaware
TopBuild Support Services, Inc.	Delaware
TruTeam, LLC	Delaware
TruTeam of California, Inc.	California